Notice of Annual Meeting of Stockholders
Proxy Statement
Stock Ownership
Proposal 1 — Election of Directors
Nominees for Election of Directors
Directors Continuing in Office
Executive Compensation
Audit Committee Report
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Performance Graph
Transactions with Management
Proposal 2 — Ratification of Independent Auditors
Miscellaneous
Stockholder Proposals and Nominations
Revocable Proxy

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

CITIZENS FIRST BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[CITIZENS FIRST BANCORP, INC. LOGO]

July 9, 2002

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Citizens First Bancorp, Inc. The meeting will be held at St. Clair Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan, on Tuesday, August 13, 2002 at 10:00 a.m., local time.

     The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Plante & Moran, LLP, the Company’s independent auditors, will be present to respond to appropriate questions of stockholders.

     It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

     We look forward to seeing you at the meeting.

Sincerely,

/s/ Marshall J. Campbell Marshall J. Campbell Chairman of the Board, President and Chief Executive Officer

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060

Notice of Annual Meeting of Stockholders

     On Tuesday, August 13, 2002, Citizens First Bancorp, Inc. (the “Company”) will hold its annual meeting of stockholders at St. Clair Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan. The meeting will begin at 10:00 a.m., local time. At the meeting, the stockholders will consider and act on the following:

1.	The election of two directors to serve for terms of three years;

2.	The ratification of the appointment of Plante & Moran, LLP as independent auditors for the Company for the fiscal year ending December 31, 2002; and

3.	The transaction of any other business that may properly come before the meeting.

     NOTE: The Board of Directors is not aware of any other business scheduled to come before the meeting.

     Only stockholders of record at the close of business on June 21, 2002 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

     Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Timothy D. Regan Timothy D. Regan Corporate Secretary

Port Huron, Michigan July 9, 2002

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Citizens First Bancorp, Inc.

Proxy Statement

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens First Bancorp, Inc. (the “Company” or “Citizens First Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Citizens First Savings Bank (“Citizens First Savings” or the “Bank”). The annual meeting will be held at St. Clair Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan on Tuesday, August 13, 2002 at 10:00 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about June 21, 2002.

Voting and Proxy Procedure

Who Can Vote at the Meeting

     You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on June 21, 2002. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee on how to vote your shares.

     As of the close of business on June 21, 2002, a total of 8,736,273 shares of Company common stock was outstanding. Each share of common stock has one vote. As provided in the Company’s Certificate of Incorporation, a record owner of the Company’s common stock which is beneficially owned, either directly or indirectly, by a person who beneficially owns in excess of 10% of the Company’s outstanding shares, is not entitled to any vote with respect to the shares held in excess of the 10% limit.

Attending the Meeting

     If you are a stockholder as of the close of business on June 21, 2002, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting in order to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

     In voting on the election of directors, you may vote in favor of both nominees, withhold your vote for both nominees or withhold your vote as to either of the nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

     In voting on the ratification of the appointment of Plante & Moran, LLP as independent auditors, you may vote for the proposal, against the proposal or abstain from voting. The ratification of Plante & Moran, LLP will be decided by the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

Voting by Proxy

     The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” ratification of Plante & Moran, LLP as independent auditors.

     If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

     If your Company common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that is provided by your broker, bank or other nominee and which accompanies this proxy statement.

Participants in Citizens First Savings’ ESOP and 401(k) Plan

     If you participate in the Citizens First Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares of Company common stock through the Citizens First Savings Bank 401(k) Plan, you will receive with this proxy statement a vote authorization form for each plan that will reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustee, but each participant in the ESOP may direct the trustee how to vote the shares of Company common stock allocated to his or her account. Unallocated shares of common stock held by the ESOP and the allocated shares for which no timely instructions are received will be voted by the ESOP trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Company common stock credited to your account in the 401(k) Plan. The trustee will vote the shares of Company common stock for which it does not receive timely instructions from participants in the same proportion as the instructions the trustee receives from participants. The deadline for returning your voting instructions to each plan’s trustee is August 5, 2002.

Stock Ownership

     The following table provides information as of June 21, 2002, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

			Percent of
	Number of		Common Stock
Name and Address	Shares Owned		Outstanding (1)

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	893,200	(2)	10.22%

Citizens First Savings Bank Employee Stock Ownership Plan 525 Water Street Port Huron, Michigan 48060	762,140	(3)	8.72%

Thomson Horstmann & Bryant, Inc. Park 80 West, Plaza Two Saddle Brook, New Jersey 07663	729,400	(4)	8.35%

Citizens First Foundation 525 Water Street Port Huron, Michigan 48060	705,686	(5)	8.08%

Private Capital Management 8889 Pelican Bay Boulevard Naples, Florida 34108	600,300	(6)	6.87%

(1)	Based on 8,736,273 shares of Company common stock outstanding as of June 21, 2002.
(2)	Based on information filed in a Schedule 13G with the Securities and Exchange Commission on February 12, 2002.
(3)	Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants. As of June 21, 2002, 50,809 shares had been allocated to participants’ accounts and 711,331 shares remain unallocated under the ESOP.
(4)	Based on information filed in a Schedule 13G with the Securities and Exchange Commission on January 23, 2002.
(5)	The foundation’s gift instrument requires that all shares of common stock held by the foundation must be voted in the same ratio as all other shares of Company common stock on all proposals considered by stockholders of the Company.
(6)	Based on information filed in a Schedule 13G with the Securities and Exchange Commission on February 15, 2002.

     The following table provides information about the shares of Company common stock that may be considered to be owned by each director of the Company, by the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group as of June 21, 2002. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

	Number of		Percent of
	Shares		Common Stock
Name	Owned		Outstanding (1)

J. Stephen Armstrong	3,262	(2)	*
Marshall J. Campbell	94,842		1.09%
Ronald W. Cooley	34,830		*
Randy J. Cutler	11,430		*
Walid Demashkieh	3,282	(3)	*
Christopher A. Kellerman	24,043		*
Larry J. Moeller, Sr.	39,682		*
Timothy D. Regan	21,170	(4)	*
All Executive Officers and Directors as a Group (9 persons)	244,083		2.79%

*	Represents less than 1% of shares outstanding

(1)	Based on 8,736,273 shares of Company common stock outstanding as of June 21, 2002.
(2)	Includes 290 shares held by Mr. Armstrong’s spouse’s individual retirement account.
(3)	Includes 700 shares held by Dr. Demashkieh’s spouse’s individual retirement account.
(4)	Includes 5,000 shares held by Mr. Regan’s spouse.

Proposal 1 — Election of Directors

     The Company’s Board of Directors consists of six members. The Board is divided into three classes with three-year staggered terms, with one-third of the directors elected each year. The nominees for election this year are Ronald W. Cooley and Larry J. Moeller, Sr.

     It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

     The Board of Directors recommends a vote “FOR” the election of both of the nominees.

     Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2001. The indicated period for service as a director includes service as a director of the Bank, where applicable.

Nominees for Election of Directors

     Ronald W. Cooley is the principal owner of Cooley Enterprises, a real estate development firm. He is also a real estate broker with O’Connor Realty, a real estate brokerage firm, and a developer with Crystal Village of Marysville, another real estate development firm. All of these businesses operate in the Port Huron, Michigan area. Mr. Cooley has served as a Board member and president of the Marysville Chamber of Commerce and Councilman for the City of Marysville and was a member of the Board of Directors of a commercial bank located in Port Huron. He is currently an advisory trustee for The Community Foundation of St. Clair County. Age 55. Director since 2001.

     Larry J. Moeller, Sr. served as President and Chief Executive Officer of Citizens First Savings from 1998 until his retirement in August 2001 and as Chief Executive Officer and President of Citizens First Bancorp from its inception until August 2001. Prior to joining Citizens First Savings, Mr. Moeller worked in the Port Huron Area School District for 31 years, including serving as Superintendent of Schools from 1980 until 1997. Mr. Moeller has also been appointed by the Governor to serve on the Education Commission for the State, the State Chapter II Federal Advisory Commission, the Michigan State Tenure Commission and the Michigan Public School Employee Retirement System Board. Age 57. Director since 1992.

Directors Continuing in Office

     The following directors have terms ending in 2003:

     Marshall J. Campbell was appointed as the Chairman of the Board, President and Chief Executive Officer of Citizens First Savings and President and Chief Executive Officer of Citizens First Bancorp in August 2001. Mr. Campbell is also Chairman of the Board of Directors of Citizens First Bancorp. Prior to August 2001, Mr. Campbell served as President and Chief Executive Officer of Marshall E. Campbell Company, Inc., a Port Huron, Michigan-based company. He remains Chairman of the Board of Directors of that company. Mr. Campbell served as a director of Commercial & Savings Bank of St. Clair for nine years and as a director of its holding company, Seaway Financial Corporation, for three years prior to their sale in 1997. Mr. Campbell also served as a trustee of Blue Water Health Systems, Inc., the parent corporation of Port Huron Hospital, on whose board he served from 1989 until 1999. Mr. Campbell was Chairman of the Board of the hospital for four of those years. Mr. Campbell has also previously served as a trustee to the Port Huron School District and was President of the Board of Education. Mr. Campbell is a Trustee of The Community Foundation of St. Clair County. Age 51. Director since 1997.

     Christopher A. Kellerman is the President and principal owner of Star Holdings, Inc., a gas and oil distributor located in Port Huron, Michigan. He is also both the President and a member of Kellerman Development LLC, a land development firm, and JAC Demolition, LLC, a demolition firm. All of these businesses are located in the Port Huron, Michigan area. Age 59. Director since 1997.

     The following directors have terms ending in 2004:

     Walid Demashkieh is a board certified general surgeon with the Huron Surgical Clinic, P.C. located in Port Huron, Michigan. Dr. Demashkieh has served as a member of the Board of Trustees of the Port Huron Hospital since 1992 and its Chairman since 1999. Dr. Demashkieh was Chief of Surgery of Mercy Hospital from 1997 to 1998. Dr. Demashkieh was Chief of Staff at Port Huron Hospital from 1989 to 1990. Age 53. Director since 2002.

     Timothy D. Regan has been employed by Citizens First Savings since 1983. Mr. Regan has served as Senior Vice President of Citizens First Savings since 1988 and was appointed its Chief Financial Officer in fiscal 2002. Mr. Regan has also served as Secretary of Citizens First Savings since 1988 and Secretary and Treasurer of Citizens First Bancorp since 2000. Mr. Regan is the brother-in-law of Randy J. Cutler, who is Senior Vice President, Retail Banking, of the Bank. Age 40. Director since 2001.

Meetings and Committees of the Board of Directors

     The Company and the Bank conduct business through meetings of their Boards of Directors and through activities of their committees. The Board of Directors of the Company and the Bank generally meet monthly and may have additional meetings as needed. During fiscal 2002, the Board of Directors of the Company held 13 meetings and the Board of Directors of the Bank held 16 meetings. All of the current directors of the Company and the Bank attended at least 75% of the total number of the Company’s and the Bank’s board meetings held and committee meetings on which such directors served during fiscal 2002, except for Mr. Moeller, who was on a temporary leave of absence at the beginning of the fiscal year due to illness.

     The Board of Directors of the Company maintains the following committees:

     Audit Committee. The Audit Committee, consisting of Messrs. Cooley, Demashkieh and Kellerman, assists the Board of Directors in its oversight of the integrity of the Company’s processes and systems of internal control concerning accounting and financial reporting and reviews compliance with applicable laws and regulations. The Committee is also responsible for engaging the Company’s independent auditors and its internal auditor and monitoring their conduct and independence. The Audit Committee met four times in fiscal 2002.

     Compensation Committee. The Compensation Committee, consisting of Messrs. Cooley, Demashkieh and Kellerman, makes recommendations to the full Board of Directors on all matters regarding compensation and fringe benefits. The Compensation Committee met two times in fiscal 2002.

     Nominating Committee. The Company’s Nominating Committee for the 2002 annual meeting consisted of the full Board of Directors. The Nominating Committee considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The Nominating Committee will accept and consider stockholder nominations that are made pursuant to timely written notice to the Secretary of the Company. All recommendations must include all information necessary for the Nominating Committee to fully review the qualifications and credentials of the candidate. The Nominating Committee met on April 25, 2002.

Directors’ Compensation

     Fees. Non-employee directors of the Company and the Bank receive an annual retainer of $6,500 for membership on the Board of Directors. Directors who serve on both the Company and Bank boards receive only one annual retainer. In addition, non-employee directors of the Company and the Bank each receive $400 for each board meeting attended and $300 for each committee meeting attended.

     Deferred Fee Arrangements. Citizens First Savings entered into deferred fee arrangements with all of its directors to encourage continuity of service on the Board. These arrangements provide that a director may annually elect to defer up to 100% of his or her Board remuneration. Upon the director’s attainment of age 70 and 10 years of service, Citizens First Savings pays the balance of the director’s deferral account, either in a lump sum or in monthly installments, as elected by the director. Upon a change in control of Citizens First Savings, followed by a termination of service, each director will be entitled to receive the balance of the deferral account in either one lump sum payment or in monthly installments over a length of time determined by the director. The deferred fee arrangements also provides for the payments of deferral amounts in the case of disability or death. If a director terminates service due to disability, Citizens First Savings will pay the director the deferral account balance as of the termination, in a lump sum or in monthly installments. If the director dies during active service on the Board of Directors, the director’s beneficiary will receive the director’s deferral account balance in the form previously elected by the director (lump sum or monthly installments). Deferred amounts are held in a Rabbi Trust maintained by Citizens First Savings which was amended to permit participants to direct the trustee to invest deferred funds in Citizens First Bancorp common stock. As of March 31, 2002, Citizens First had accrued $2.1 million of deferred fees under these arrangements with past and current directors. All current directors are deferring all of their fees, which are being used by the trustee to purchase shares of Citizens First Bancorp common stock.

Executive Compensation

Summary Compensation Table

     The following information is furnished for each of the individuals who served as the President and Chief Executive Officer of Citizens First Bancorp in fiscal 2002 and for the other highest paid executive officers of the Bank who, it is expected, will receive a salary and bonus of $100,000 or more during the year ended March 31, 2002. The compensation table excludes other compensation in the form of perquisites and other benefits that constitute the lesser of $50,000 or 10% of the total salary and bonus earned by each of the named executive officers in fiscal 2002.

	Annual Compensation

	Fiscal					All Other
Name and Position	Year	Salary		Bonus (1)		Compensation

Marshall J. Campbell	2002	$201,337	(3)	$	—	$52,154	(4)
Chairman, President and Chief Executive Officer (2)
Larry J. Moeller, Sr.	2002	$112,962		$	—	$796	(5)
Former President and Chief Executive Officer (2)	2001	267,000			146,850	1,333
	2000	256,500			142,075	1,440
Randy J. Cutler	2002	$97,335		$	—	$18,825	(6)
Senior Vice President, Retail Banking	2001	87,300			35,000	1,786
	2000	92,830			29,000	1,765
Timothy D. Regan	2002	$94,698		$	—	$18,543	(7)
Senior Vice President, Chief Financial Officer	2001	81,000			40,000	1,603
	2000	81,915			26,000	1,558
J. Stephen Armstrong	2002	$91,287		$	—	$17,115	(8)
Senior Vice President, Commercial Banking	2001	75,000			30,625	1,475
	2000	71,800			23,000	1,522

(1)	Citizens First Savings’ Compensation Committee is currently developing an employee incentive compensation program to govern the payment of bonuses. Consequently, bonuses for fiscal 2002 have not yet been determined or paid. However, Messrs. Cutler, Regan and Armstrong have been included in the Summary Compensation Table for 2002 as the Company expects that when paid, their salary and bonuses will, in the aggregate, exceed $100,000.
(2)	Mr. Moeller retired as President and Chief Executive Officer in August 2001. At that time, Mr. Campbell was appointed President and Chief Executive Officer.

(footnotes continued on following page)

(3)	Includes a monthly stipend Mr. Campbell received from April 2001 to August 2001 for assuming Mr. Moeller’s responsibilities while Mr. Moeller was on leave of absence due to illness, as well as salary Mr. Campbell received from August 2001 to March 2002 as President and Chief Executive Officer.
(4)	Consists of employer contributions to Citizens First Savings Bank 401(k) Plan of $1,796 and executive stock ownership plan allocations with a market value of $50,358.
(5)	Consists of employer contribution to Citizens First Savings Bank 401(k) Plan of $796.
(6)	Consists of employer contributions to Citizens First Savings Bank 401(k) Plan of $1,815 and employee stock ownership plan allocations with a market value of $17,010.
(7)	Consists of employer contributions to Citizens First Savings Bank 401(k) Plan of $1,979 and employee stock ownership plan allocations with a market value of $16,564.
(8)	Consists of employer contributions to Citizens First Savings Bank 401(k) Plan of $1,690 and employee stock ownership plan allocations with a market value of $15,425.

Employment Agreements

     Citizens First Savings had an existing employment agreement with Larry J. Moeller, Sr. to serve as President of Citizens First Savings. In addition to salary, the employment agreement provided for participation in fringe benefits applicable to executive personnel, social and business memberships commensurate with the office of the president, and reimbursement for business and business travel expenses. The agreement did not provide for any payments if Mr. Moeller resigned, retired or was terminated as President. Mr. Moeller retired as President and Chief Executive Officer in August 2001.

     Citizens First Bancorp maintains an employment agreement with Mr. Campbell which is intended to ensure that Citizens First Bancorp will be able to maintain a stable and competent management base. The continued success of Citizens First Bancorp depends to a significant degree on the skills and competence of Mr. Campbell.

     The employment agreement provides for a base salary for Mr. Campbell which is to be reviewed by the Board of Directors at least annually. Mr. Campbell’s current base salary is $250,000. In addition to base salary, the employment agreement provides for, among other things, continuation of the whole life insurance policy maintained by the Company on Mr. Campbell’s behalf, participation in stock and employee benefit plans and fringe benefits applicable to similarly-situated executive personnel.

     Additionally, the employment agreement provides that if Mr. Campbell becomes disabled, any base salary to be paid to him will be reduced by any payments he receives under a disability policy maintained by the Bank. The employment agreement also provides that the Company will provide Mr. Campbell with coverage under a directors’ and officers’ liability insurance policy.

     The employment agreement permits termination by the Company with or without cause. The term “cause” is defined in the employment agreement. If Citizens First Bancorp terminates Mr. Campbell’s employment for reasons other than for cause, or if he resigns from Citizens First Bancorp after specified circumstances that would constitute constructive termination, Mr. Campbell or, if Mr. Campbell dies after the date of termination, his beneficiary, would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefit plans of the Bank or Citizens First Bancorp. Such payments would be paid in thirty-six equal monthly installments. Citizens First Bancorp would also continue life, health, dental and disability coverage for Mr. Campbell and his covered dependents until the earlier of his death, future employment or four years from the date of termination. In addition, Citizens First Bancorp would continue to pay for any membership, licenses, automobile use or other fringe benefits, on the same terms as existed at the date of termination, for a period of four years from the date of termination. Upon termination of Mr. Campbell’s employment under these circumstances, he must adhere to a three-year non-competition and non-disclosure restriction.

     Mr. Campbell would also receive the payments described above with regard to any voluntary (upon circumstances discussed in the agreement) or involuntary termination of his employment following a change in control (as defined in the agreement) of the Bank or the Company.

     The payments and benefits provided for under the employment agreement may constitute a “parachute payment” for federal income tax purposes, resulting in the possible obligation of a federal excise tax payment by Mr. Campbell. In such case, the Company is obligated to pay to Mr. Campbell an amount so as to enable him to retain the economic value of the payments he would have retained had he not been subject to such excise tax.

Change in Control Agreements

     Citizens First Savings maintains change in control agreements with Messrs. Cutler, Regan and Armstrong. Each change in control agreement has a term of three years and is renewable annually. The change in control agreements provide that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) follows a change in control of Citizens First Savings or Citizens First Bancorp, the officers would be entitled to receive a severance payment equal to three times their average annual compensation (as described in the agreements) for the five most recent taxable years. Citizens First Savings would also continue the officers’ health and welfare benefits coverage for thirty-six months following termination. If any of the officers were not receiving health or disability coverage at the time of such termination, they could elect to receive such coverage at any time during the thirty-six month period, for the remainder of that period.

Pension and Supplemental Executive Retirement Plans

     Citizens First Savings participates in a multiple-employer defined benefit pension plan known as the Financial Institutions Retirement Fund. Generally, salaried employees of Citizens First Savings become members of the pension plan upon the completion of one year of service. Citizens First Savings makes annual contributions to the Financial Institutions Retirement Fund sufficient to fund retirement benefits for its employees, as determined in accordance with a formula set forth in the plan document. Participants generally become vested in their accrued benefits under the pension plan after completing five years of service. Participants are automatically vested at age sixty-five regardless of completed years of employment. In general, accrued benefits under the pension plan, including normal retirement benefits and reduced benefits payable upon early retirement or disability, are based on an individual’s years of benefit service (as described in the plan document) and the average of the participant’s highest five years’ salary. The pension plan also provides lump sum death benefits for participants who either die while in active service or after retirement. For participants who die while in active service, the death benefit is equal to 100% of the last twelve months’ salary, plus an additional ten percent of salary for each year of service, up to a maximum of 300% of salary. The lump sum retirement death benefit is twelve times the participant’s annual retirement benefit, less the sum of any payments received by the participant before death.

     The following table indicates the annual retirement benefits that would be payable under the pension plan upon retirement at age 65 to a participant electing to receive his pension benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. Under the Internal Revenue Code, annual compensation for calculation purposes is limited to $200,000 per year for the 2002 calendar year.

	Years of Service
Average Annual
Compensation	15	20	25	30	35

$50,000	$15,000	$20,000	$25,000	$30,000	$35,000
75,000	22,500	30,000	37,500	45,000	52,500
100,000	30,000	40,000	50,000	60,000	70,000
125,000	37,500	50,000	62,500	75,000	87,500
150,000	45,000	60,000	75,000	90,000	105,000
175,000	52,500	70,000	87,500	105,000	122,500
200,000	60,000	80,000	100,000	120,000	140,000
250,000	75,000	100,000	125,000	150,000	175,000
300,000	90,000	120,000	150,000	180,000	210,000

     The benefits listed on the table above for the pension plan are not subject to a reduction for Social Security benefits or any other offset amount. As of December 31, 2001, Messrs. Campbell, Cutler, Regan and Armstrong had 0, 24, 18 and 7 years of service, respectively, for purposes of the pension plan. Citizens First Savings executed the Citizens First Savings Bank Supplemental Executive Retirement Plan (the “SERP”) with Mr. Moeller when he became the Chief Executive Officer of the mutual savings bank in 1998. Citizens First Savings established the SERP in lieu of providing Mr. Moeller with certain fringe benefits, for which he could not qualify. The SERP obligation had been substantially accrued as an expense of Citizens First Savings at the time of its conversion from mutual to stock form in 2001. Pursuant to the SERP, Mr. Moeller or his beneficiaries was to receive $94,000 per year for twenty years upon retirement as Chief Executive Officer in August 2001. Citizens First Savings settled the remaining 19 years of the SERP obligation in full, by purchasing an annuity which provides Mr. Moeller with a reduced benefit of $70,000 per year and a one-time cash benefit of approximately $230,000, representing the present value of the reduction in the SERP benefit. Citizens First Savings continues to own a fully-paid whole life insurance policy on the lives of Mr. Moeller and his spouse, which will provide the Company a total death benefit of $1,486,058.

     The reports of the Compensation Committee and the Audit Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Securities Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation

     Under the rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information with regard to the compensation and benefits provided to the Company’s Chief Executive Officer and the other executive officers of the Company for the last completed fiscal year. The disclosure requirements for the Chief Executive Officer and the other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Company’s

Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     Compensation Practices and Policies. The Company does not pay direct cash compensation to its executive officers. However, the Company’s executives are also executives of the Bank and are compensated by the Bank, as determined by the Compensation Committee of the Bank. For fiscal 2002, Mr. Campbell provided analysis and recommendations as to executive compensation for members of the senior management team other than himself.

     The Company’s executive compensation practices are intended to attract and retain qualified executives, to recognize and reward individual contributions and achievement and to offer a compensation package that is competitive in the financial industry and motivational to each individual executive. In furtherance of these objectives, the Company and the Bank maintain a compensation program for executive officers which consists of a base salary and a bonus. The salary levels are intended to be consistent and competitive with the practices of other comparable financial institutions and each executive’s level of responsibility. In making its determination, the Compensation Committee utilizes surveys of compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by institutions of comparable size and characteristics primarily in the Midwest Region of the United States. Salary increases are aimed at reflecting the overall performance of the Company and the Bank and the performance of the individual executive officer.

     Factors included in determining a bonus include the Bank’s financial performance as well as individual performance of those participants. In addition, the named executive officers participate in other benefit plans available to all employees including, the 401(k) Plan and the ESOP. Executive officers may be selected to participate in supplemental benefit plans as well.

     The decisions made by the Compensation Committee as to executive compensation are discretionary. However, a written performance review is prepared and includes an assessment of performance against certain individual and Bank goals established at the beginning of the year which are adjusted as necessary.

     Chief Executive Compensation. The Chief Executive Officer’s compensation was determined by the Compensation Committee substantially in accordance with the policies described above relating to all executive officers of the Bank. Certain quantitative and qualitative factors were reviewed to determine the Chief Executive Officer’s compensation. In addition to the review of the Chief Executive Officer’s performance, the Compensation Committee established the total compensation for the Chief Executive Officer after reviewing an analysis of the Chief Executive Officer’s base salary in comparison to other institutions selected by the Compensation Committee with specific considerations given to the level of the Bank’s performance and operations in comparison to peer institutions which consisted primarily of similarly structured financial institutions operating in the Midwest Region of the United States.

Ronald W. Cooley
Walid Demashkieh
Christopher A. Kellerman

Compensation Committee Interlocks and Insider Participation

     Mr. Campbell served on the Company’s Compensation Committee through October 18, 2001. During that time, Mr. Campbell served as Chairman of the Board of the Company and, from August 2001, as Chairman, President and Chief Executive Officer of the Bank and the Company.

Audit Committee Report

     The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in fulfilling its responsibility to the stockholders relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Additionally, the Audit Committee selects the auditors and reviews their independence and their annual audit. The Audit Committee is comprised of three directors, each of whom is independent under the National Association of Securities Dealers’ listing standards. The Audit Committee acts under a written charter adopted by the Board of Directors.

     The Audit Committee reviewed and discussed the annual financial statements with management and the independent accountants. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the accountants concerning their independence as required under applicable standards for auditors of public companies. The Audit Committee discussed with the accountants the contents of such materials, the accountant’s independence and the additional matters required under Statement on Auditing Standards No. 61. Based on such review and discussions, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2002 for filing with the Securities and Exchange Commission.

Ronald W. Cooley
Walid Demashkieh
Christopher A. Kellerman

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended March 31, 2002.

Stock Performance Graph

     The following graph compares the cumulative total shareholder return on the Company common stock with the cumulative total return on the Nasdaq Index and on the SNL Midwest Thrift Index. The graph assumes that $100 was invested at the close of business on March 7, 2001, the initial day of trading of the Company’s common stock. Total return assumes the reinvestment of all dividends.

[GRAPHIC OMITTED]

	Period Ended

	3/07/01	3/31/01	9/30/01	3/31/02

Citizens First Bancorp, Inc.	100.00	96.38	107.51	137.99
Nasdaq Index	100.00	83.16	68.00	83.75
SNL Midwest Thrift Index	100.00	98.07	109.15	124.87

Transactions with Management

     Federal regulations require that all loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit Citizens First Savings to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

     Citizens First Savings offers all employees, officers and members of the Board who have completed two years of continuous full-time employment and who satisfy the general underwriting standards of Citizens First Savings, mortgage loans with interest rates of 0.50% below the current interest rates in effect. However, the discounted rate is never less than Citizens First Savings’ cost of funds nor greater than the rate paid for similar loans paid by customers. This reduced rate is available only on the borrower’s primary residence and only once every five years. Additionally, such borrowers receive a reduced service charge and all application and appraisal fees are waived. If the individual leaves the employ of Citizens First Savings, the loan rate reverts to the contract rate in effect at the time the loan was originated. All such loans made under this program were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Additionally, Citizens First Savings offers all employees, officers and members of the Board who have completed one year of continuous full-time employment and who satisfy the general underwriting standards of Citizens First Savings, consumer loans with interest rates of 0.50% below the current interest rates in effect. However, the discounted rate is never less than Citizens First Savings’ cost of funds nor greater than the rate paid for similar loans paid by customers. Additionally, application and appraisal fees are waived. If the individual leaves the employ of Citizens First Savings, the loan rate reverts to the contract rate in effect at the time the loan was originated. All such loans made under this program were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

     In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Citizens First Savings’ capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors.

Proposal 2 — Ratification of Independent Auditors

     The Board of Directors has appointed Plante & Moran, LLP to be its auditors for the fiscal ending December 31, 2002, subject to ratification by stockholders. A representative of Plante & Moran, LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

     If the ratification of the appointment of the auditors is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent public accountants may be considered by the Board of Directors. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of auditors.

     The following table sets forth the fees billed to the Company for the fiscal year ending March 31, 2002 by Plante & Moran, LLP:

Audit fees	$98,550

Financial information systems design and implementation fees	$—

All other fees:
Audit related fees (1)	$214,780
Other non-audit related fees (2)	143,560

Total all other fees	$358,340

(1)	Audit related fees consisted principally of audits of financial statements of employee benefit plans, discussions and research of accounting and regulatory issues and review of Securities and Exchange Commission filings.
(2)	Other non-audit related fees consisted of tax-related services amounting to $60,965, a compensation study amounting to $45,855 and consultation regarding financial modeling and strategic planning amounting to $36,740.

     The Audit Committee believes that the non-audit fees paid to Plante & Moran, LLP are compatible with maintaining Plante & Moran, LLP’s independence.

Miscellaneous

     The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by mail, Georgeson Shareholder Services, Inc., a proxy solicitation firm, may assist the Company in soliciting proxies for the annual meeting. If utilized, the Company would pay a fee of $6,000, plus out-of- pocket expenses for these services. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and the Bank without any additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse those record holders for their reasonable expenses in doing so.

     The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on June 21, 2002. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

     A copy of the Company’s Form 10-K (without exhibits) for the fiscal year ended March 31, 2002, as filed with the Securities and Exchange Commission will be furnished without charge to all persons who were stockholders as of the close of business on June 21, 2002 upon written request to Timothy D. Regan, Corporate Secretary, Citizens First Bancorp, Inc., 525 Water Street, Port Huron, Michigan 48060.

Stockholder Proposals and Nominations

     The Company must receive proposals that stockholders seek to include in the proxy statement and form of proxy for the Company’s next annual meeting no later than March 11, 2003. If next year’s annual meeting is held on a date more than 30 calendar days from August 13, 2003, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the United States Securities and Exchange Commission.

     The Bylaws of the Company, a copy of which may be obtained from the Company, set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders, including making nominations for director. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide that for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Timothy D. Regan

Timothy D. Regan Corporate Secretary

Port Huron, Michigan July 9, 2002

REVOCABLE PROXY
CITIZENS FIRST BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS

August 13, 2002
10:00 a.m. Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints the official proxy committee of Citizens First Bancorp, Inc. (the “Company”), consisting of the full board of directors, with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders to be held on August 13, 2002 at 10:00 a.m., local time, at St. Clair Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of the nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Ronald W. Cooley and Larry J. Moeller, Sr.

FOR	WITHHOLD	FOR ALL EXCEPT

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

____________________________________________________

2.	The ratification of the appointment of Plante & Moran, LLP as independent auditors of Citizens First Bancorp, Inc. for the fiscal year ending December 31, 2002.

FOR	AGAINST	ABSTAIN

           PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

     This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

Dated: ________________________________________

______________________________________ SIGNATURE OF SHAREHOLDER

______________________________________ SIGNATURE OF CO-HOLDER (IF ANY)

     The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated July 9, 2002 and an Annual Report to Stockholders.

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

[Citizens First Bancorp Letterhead]

Dear ESOP Participant:

     On behalf of the Board of Directors of Citizens First Bancorp, Inc. (the “Company”), I am forwarding to you a Notice and Proxy Statement for the Company’s Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held on August 13, 2002, at the time and location stated in the notice. I have also included with these materials the Company’s Annual Report to Stockholders, as well as a green vote authorization form. The vote authorization form allows you to convey your voting instructions, as a participant in the Citizens First Savings Bank Employee Stock Ownership Plan (the “ESOP”), to First Bankers Trust Company, N.A. (the “ESOP Trustee”) on the proposals presented to stockholders at the Annual Meeting.

     As a participant in the ESOP, you are entitled to direct the ESOP Trustee to vote all shares of Company common stock allocated to your account as of June 21, 2002. To do so, you must complete and return your green vote authorization form to the ESOP Trustee by August 5, 2002. If you do not, the ESOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other ESOP participants, subject to its fiduciary duties. All unallocated shares held in the ESOP will be voted by the ESOP Trustee in the same proportion as the allocated shares are voted.

     To direct the voting of the shares of Company common stock allocated to your ESOP account, please complete and sign the enclosed green vote authorization form and return it in the provided postage-paid envelope by August 5, 2002. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Citizens First Savings Bank.

     Please note that as an employee of Citizens First Savings Bank you may participate in several benefit plans for which you may receive a separate vote authorization form. Please complete and return all of the vote authorization forms you receive.

Sincerely,

/s/ Marshall J. Campbell Marshall J. Campbell Chairman, President and Chief Executive Officer

Name:______________________________

Shares:____________________________

VOTE AUTHORIZATION FORM

     I understand that First Bankers Trust Company, N.A., the ESOP Trustee, is the holder of record and custodian of all shares of Citizens First Bancorp, Inc. (the “Company”) common stock held under the Citizens First Savings Bank Employee Stock Ownership Plan and allocated to my account. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on August 13, 2002.

     I direct the ESOP Trustee to vote my shares as follows:

1.	The election as directors of the nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Ronald W. Cooley and Larry J. Moeller, Sr.

FOR	VOTE WITHHELD	FOR ALL EXCEPT

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Plante & Moran, LLP as independent auditors of Citizens First Bancorp, Inc. for the fiscal year ending December 31, 2002.

FOR	AGAINST	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSALS.

     The ESOP Trustee is hereby authorized to vote the shares allocated to me under the ESOP as indicated above.

Date	Signature

Please complete, date, sign and return this form in the enclosed postage-paid envelope by August 5, 2002.

[Citizens First Bancorp Letterhead]

Dear 401(k) Plan Participant:

     On behalf of the Board of Directors of Citizens First Bancorp, Inc. (the “Company”), I am forwarding to you a Notice and Proxy Statement for the Company’s Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held on August 13, 2002, at the time and location stated in the notice. I have also included with these materials the Company’s Annual Report to Stockholders, as well as a yellow vote authorization form. The vote authorization form allows you to convey your voting instructions, as a 401(k) Plan participant investing in the Citizens First Bancorp, Inc. Stock Fund (the “Employer Stock Fund”), to First Bankers Trust Company, N.A. (the “Employer Stock Fund Trustee”) on the proposals presented to stockholders at the Annual Meeting. The Employer Stock Fund Trustee will vote all shares for which no directions are given, or for which timely instructions were not received in a manner calculated to most accurately reflect the instructions the Employer Stock Fund Trustee received from all participants regarding shares credited to their Employer Stock Fund accounts.

     To direct the voting of shares of Company common stock credited to your 401(k) Plan account, please complete and sign the enclosed yellow vote authorization form and return it in the enclosed postage-paid envelope by August 5, 2002. The Employer Stock Fund Trustee will tabulate the votes received and vote the shares of Company common stock held in the Employer Stock Fund Trust in accordance with the terms of the plan.

     Please note that as an employee of Citizens First Savings Bank you may participate in several benefit plans for which you may receive a separate vote authorization form. Please complete and return all of the vote authorization forms you receive.

Sincerely,

/s/ Marshall J. Campbell Marshall J. Campbell Chairman, President and Chief Executive Officer

Name:__________________________

Shares:________________________

VOTE AUTHORIZATION FORM

     I understand that First Bankers Trust Company, N.A., the Employer Stock Fund Trustee, is the holder of record and custodian of all shares of Citizens First Bancorp, Inc. (the “Company”) common stock held in the Employer Stock Fund under the Citizens First Savings Bank 401(k) Plan and credited to my account. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on August 13, 2002.

     I direct the Employer Stock Fund Trustee to vote the shares credited to me as follows:

1.	The election as directors of the nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Ronald W. Cooley and Larry J. Moeller, Sr.

FOR	VOTE WITHHELD	FOR ALL EXCEPT

INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Plante & Moran, LLP as independent auditors of Citizens First Bancorp, Inc. for the fiscal year ending December 31, 2002.

FOR	AGAINST	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSALS.

     The Employer Stock Fund Trustee is hereby authorized to vote the shares credited to me under the 401(k) Plan as indicated above.

Date	Signature

Please complete, date, sign and return this form in the enclosed postage-paid envelope by August 5, 2002.